Exhibit (r)(2)

CODE OF ETHICS

Most Recently Revised: June 2021

Background and General Policy

Rule 204A-1 under the Advisers Act requires each registered investment adviser to establish, maintain, and enforce a written code of ethics.

Compliance with Applicable Laws and Code of Conduct

Panagram and its Supervised Persons must comply with all applicable laws. All questions regarding the Code should be directed to the CCO or CEO. Supervised Persons must cooperate to the fullest extent reasonably requested by the CCO to enable (i) Panagram to comply with all applicable laws, and (ii) the CCO to discharge her duties under the Manual.

All Supervised Persons will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers, and fellow Supervised Persons. Supervised Persons must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting Panagram’s services, and engaging in other professional activities.

Fiduciary Standards

Panagram expects all Supervised Persons to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, Panagram must act in its Clients’ best interests. Notify the CCO promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Procedures

Personal Securities Transactions

Supervised Person trades should be executed in a manner consistent with Panagram’s fiduciary obligations to its Clients; trades should avoid actual improprieties, as well as the appearance of impropriety. Supervised

Persons’ trading activity should not be so excessive as to conflict with the Supervised Person’s ability to fulfill daily job responsibilities.

Supervised Persons are prohibited from trading in any client securities unless through employee co-investments through a special purpose vehicle/employee fund.

Accounts Covered by the Policies and Procedures

Panagram’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Access Persons have any beneficial ownership interest, which typically includes accounts held by family members sharing the same household. Such family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

For purposes of this Personal Securities Transactions section, the term “Access Person” includes:

(1) any employee who has access to nonpublic information regarding any Client’s trading, is involved in making securities recommendations to Clients, or has access to nonpublic securities recommendations; (2) all of Panagram’s directors, officers, and partners; (3) any other person so designated by the CCO by notice to such person; and (4) any consultant, intern, or independent contractor hired or engaged by Panagram that has access to Panagram’s nonpublic securities recommendations. All Supervised Persons are considered to be Acce ss Persons.

It may be possible for Access Persons to exclude accounts held personally or by immediate family members sharing the same household if the Access Person does not have any direct or indirect influence or control over the accounts or if the Access Person can rebut the presumption of beneficial ownership over family members’ accounts. Access Persons should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

Reportable Securities

Panagram requires Access Persons to provide reporting regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high -quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by mutual funds unless such fund is advised or underwritten by Panagram or an affiliate;

•	Interests in 529 college savings plans; and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open -end investment companies registered under the Investment Company Act of 1940, none of which are advised or underwritten by Panagram or an affiliate.

ETFs and ETNs are Reportable Securities and are subject to the reporting requirements contained in Panagram’s Personal Securities Transactions policy.

Any asset that is issued and transferred using distributed ledger or blockchain technology, including, but not limited to, virtual currencies, cryptocurrencies, digital “coins” or “tokens” is a Reportable Security.

Pre-clearance Procedures

Access Persons must have written clearance for all transactions involving IPOs, Private Placements, collateralized loan obligations, asset-backed securities, loans, or bonds before completing such transactions. Preclearance must be obtained using ComplySci. Panagram may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. If clearance is granted for a specified period of time, the Supervised Person receiving the approval is responsible for ensuring that his or her trading is completed before the clearance’s expiration. Supervised Persons should be cautious when submitting good-until-cancelled orders to avoid inadvertent violations of Panagram’s pre-clearance procedures.

Panagram’s CCO will maintain a “Restricted List” of Securities that Panagram is actively evaluating for purchase or sale in Client accounts or about which Panagram might have received MNPI (see the Insider Trading Policy for additional policies and procedures).

Reporting

Panagram will receive direct feeds of Access Persons’ holdings and trading activity in Reportable Securities through ComplySci. Access Persons are also required to provide certain quarterly and annual reporting described below.

Quarterly Transaction Confirmations

Each quarter, Access Persons must confirm all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Access Persons must also report any accounts opened during the quarter that hold any Securities. Confirmations regarding Securities transactions and reporting of newly opened accounts must be submitted within 30 days of the end of each calendar quarter using ComplySci.

Any trades that did not occur through a broker-dealer, such as the purchase of a private fund, must be entered manually into ComplySci.

If an Access Persons did not have any transactions or account openings to report, this should be indicated using ComplySci within 30 days of the end of each calendar quarter.

Initial and Annual Holdings Reports

Access Persons must periodically report the existence of any account that holds any Securities (even if none are Reportable Securities), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted (i) on or before February 14th of each year, and (ii) within 10 days of an individual first becoming an Access Person.

Annual reports must be current as of December 31st. Initial reports must be current as of a date no more than 45 days prior to the date that the person became an Access Person. Initial and annual holdings reports should be submitted through ComplySci.

Initial and annual reports must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a “Reportable Security.”

If an Access Persons does not have any holdings and/or accounts to report, this should be indicated using ComplySci within 10 days of becoming an Access Person and by February 14th of each year.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Access Person is not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

•	Any reports with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO or a designee who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO or a designee may ask for supporting documentation such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from the unaffiliated investment adviser, and may provide Access Persons with the exact wording and a clear definition of "no direct or indirect influence or control" that the adviser consistently applies to all Access Persons. Access Persons who claim they have no direct or indirect influence or control over an account are also required to complete the Exempt Accounts Certification through ComplySci upon commencement of their employment and on an annual basis thereafter.

Reliance on this independent or separately managed account exception is conditioned on Panagram’s receipt of the Exempt Accounts Certification and other satisfactory documentary evidence (e.g., copy of advisory agreement, certification from adviser, etc.) as directed by the CCO.

Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

The CEO or a designee will monitor the CCO’s personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures.

Reporting Violations

Improper actions by Panagram or its Supervised Persons could have severe negative consequences for Panagram, its Clients and Investors, and its Supervised Persons. Impropriety, or even the appearance of impropriety, could negatively impact Panagram and all Supervised Persons, including people who had no involvement in the problematic activities.

Supervised Persons must promptly report any improper or suspicious activities, including any suspected violations of the Code or applicable laws to the CCO. Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO, who will report directly to the CEO on the matter. Any problems identified during the review will be addressed in ways that reflect Panagram’s fiduciary duty to its Clients.

A Supervised Person’s identification of a material compliance issue will be viewed favorably by the Company’s senior executives. Retaliation against any Supervised Person who reports a violation of the Code in good faith is strictly prohibited. If a Supervised Person believes that he or she has been retaliated against, he or she should notify the CEO directly.

Panagram treats violations of the Code and the other policies and procedures set forth in the Manual very seriously. If Supervised Persons violate this Code, Panagram may take a variety of disciplinary actions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment, or a combination of the foregoing. Violations may also subject a Supervised Person to civil, regulatory, or criminal sanctions.

For the avoidance of doubt, nothing in this Manual prohibits Supervised Persons from reporting potential violations of federal law or regulation to any governmental agency or entity, including but not limited to, the Department of Justice, the SEC, or any agency’s inspector general, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

Distribution of the Code and Acknowledgement of Receipt

Panagram will distribute this Manual (which includes this Code), to each Supervised Person upon the commencement of employment, annually, and following any material change to the Manual. In addition, the Manual will be available to all Supervised Persons via internal electronic filing and on ComplySci.

Disclosure of the Code of Ethics

Panagram describes the Code in Part 2A of Form ADV and, upon request, will furnish Clients and Investors with a copy of the Code. All Client requests for Panagram’s Code or policies contained in this Manual should be directed to the CCO.